CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 24, 2013, accompanying the financial statements of Build America Bonds Income Trust, Series 43 (included in Van Kampen Unit Trusts, Taxable Income Series 266) as of June 30, 2013, and for the period from July 20, 2010 (date of deposit) through June 30, 2011 and for each of the two years in the period ended June 30, 2013 and the financial highlights for the period from July 20, 2010 (date of deposit) through June 30, 2011 and for each of the two years in the period ended June 30, 2013, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-166037) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 24, 2013